EXHIBIT 99.1


Monday May 17, 11:16 am Eastern Time

Company Press Release

SOURCE: eGlobe

eGlobe Repeals 'Poison Pill'




WASHINGTON, May 17 /PRNewswire/ -- eGlobe (Nasdaq: EGLO) today announced that its Board of Directors repealed the Company's existing "poison pill" shareholder rights plan. The repealed plan gave sole authority to the Board to trigger the "pill" and, in the view of the Chief Executive and the Board, built a defensive structure, which principally protected the Board and Management.

In place of the "poison pill," the Board is proposing an amendment to eGlobe's certificate of incorporation for approval at the Company's upcoming Annual Meeting. The amendment replaces the repealed "poison pill" with a provision that requires any party who has begun to gain effective control of the Company because of his ownership of the Company's stock to make a tender offer for the Company. eGlobe's Annual Meeting is expected to occur in June, 1999.

The amendment prohibits acquisition by any person of more than 30% of the outstanding equity or 40% of the fully diluted equity of the Company except through a "qualifying offer." A "qualifying offer" is defined as a fully financed, all-cash tender offer to purchase substantially all the equity of the Company.

eGlobe's Chairman and CEO, Christopher Vizas, said, "The shareholders own this Company. The Board and our management team believe it is the right of the shareholders to decide whether or not they sell this business. Where there is a cash offer, there is no need to go through the Board. The 'poison pill' shareholder rights plan implemented by the previous management and control group was, in our view, too restrictive. The Board's action today is evidence of their confidence in the current management team and the Company's ongoing strategy."

eGlobe is a leading supplier of global enhanced telecommunications and information services, including Internet voice and fax, calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the


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Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate the IDX acquisition, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.